Free Writing Prospectus filed pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement dated June 5, 2017 to the Prospectus dated November 22, 2016

Registration Statement No. 333-214756

AstraZeneca PLC

US$1,000,000,000 2.375% Notes due 2022

US$750,000,000 3.125% Notes due 2027

US$250,000,000 Floating Rate Notes due 2022

Final Term Sheets

Issuer:	AstraZeneca PLC
Trade Date:	June 5, 2017
Settlement Date:	June 12, 2017 (T+5)
Expected Ratings:	Moody’s: A3 (stable); S&P: A- (negative)

US$1,000,000,000 2.375% Notes due 2022:

Security Type:	Senior Notes
Aggregate Principal Amount:	$1,000,000,000
Maturity Date:	June 12, 2022
Coupon:	2.375%
Benchmark Treasury:	1.750% due 31 May, 2022
Benchmark Treasury Spot and Yield:	100-01, 1.743%
Spread to Benchmark Treasury:	0.700%
Yield to Maturity:	2.443%
Price to Public:	99.682% of face amount
Interest Payment Dates:	June 12 and December 12, commencing December 12, 2017
Gross Proceeds to Issuer:	$996,820,000
Underwriting Discount and Commissions:	0.350% of face amount
Net Proceeds to Issuer:	$993,320,000
Redemption Provisions:
Optional Make-Whole Redemption:

At the option of the Company, from time to time, in whole or in part, as follows: (i) prior to 12 May 2022, at the redemption price equal to the greater of (A) 100% of the principal amount of the notes to be redeemed and (B) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 0.1% and (ii) on or after 12 May 2022, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus, in each case, accrued interest thereon to but excluding the date of redemption.

Optional Tax Redemption:	In the event of various tax law changes and other limited circumstances that require the Company to pay additional amounts, in whole but not in part, at a price equal to 100% of the principal amount plus accrued interest thereon to but excluding the redemption date.

CUSIP:	046353 AQ1
ISIN:	US046353AQ14

US$750,000,000 3.125% Notes due 2027:

Security Type:	Senior Notes
Aggregate Principal Amount:	$750,000,000
Maturity Date:	June 12, 2027
Coupon:	3.125%
Benchmark Treasury:	2.375% due 15 May, 2027
Benchmark Treasury Spot and Yield:	101-22, 2.185%
Spread to Benchmark Treasury:	1.000%
Yield to Maturity:	3.185%
Price to Public:	99.490% of face amount
Interest Payment Dates:	June 12 and December 12, commencing December 12, 2017
Gross Proceeds to Issuer:	$746,175,000
Underwriting Discount and Commissions:	0.450% of face amount
Net Proceeds to Issuer:	$742,800,000
Redemption Provisions:
Optional Make-Whole Redemption:

At the option of the Company, from time to time, in whole or in part, as follows: (i) prior to 12 March 2027, at the redemption price equal to the greater of (A) 100% of the principal amount of the notes to be redeemed and (B) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 0.15% and (ii) on or after 12 March 2027, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus, in each case, accrued interest thereon to but excluding the date of redemption.

Optional Tax Redemption:	In the event of various tax law changes and other limited circumstances that require the Company to pay additional amounts, in whole but not in part, at a price equal to 100% of the principal amount plus accrued interest thereon to but excluding the redemption date.
CUSIP:	046353 AN8
ISIN:	US046353AN82

US$250,000,000 Floating Rate Notes due 2022:

Security Type:	Senior Notes
Aggregate Principal Amount:	$250,000,000
Maturity Date:	June 10, 2022
Interest Rate:	For the first interest period, LIBOR as determined on September 7, 2017 plus the Spread. Thereafter, LIBOR as determined on the applicable Interest Determination Date (as defined below) plus the Spread.
Spread:	62 basis points
Price to Public:	100.000% of face amount
Interest Payment Dates:	March 10, June 10, September 10 and December 10 of each year, commencing September 10, 2017.
Interest Reset Dates:	March 10, June 10, September 10 and December 10 of each year, commencing September 10, 2017.

Floating Rate Interest Periods	From and including an Interest Reset Date to but excluding the immediately succeeding Interest Reset Date (or the Maturity Date, if earlier).

Interest Determination Dates	Two London business days prior to each Interest Reset Date.

Gross Proceeds to Issuer:	$250,000,000
Underwriting Discount and Commissions:	0.350% of face amount
Net Proceeds to Issuer:	$249,125,000
Redemption Provisions:
Optional Tax Redemption:	In the event of various tax law changes and other limited circumstances that require the Company to pay additional amounts, in whole but not in part, at a price equal to 100% of the principal amount plus accrued interest thereon to but excluding the redemption date.
CUSIP:	046353 AP3
ISIN:	US046353AP31
Joint Book-Running Managers:	Barclays Capital Inc. HSBC Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

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Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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